Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	January 26, 2011

Contact:	James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. Announces Fiscal Second Quarter Results.

•	Significant progress in problem asset resolution. Nonperforming assets decline $11.0 million, or 14.12%, to $67.0 million.

•	Delinquent loans under 90 days past due decline $3.6 million and improve to 1.14% of loans outstanding from 1.81%.

•	Strong mortgage banking activities resulting in mortgage banking income of $2.6 million, including $719,000 recovery of mortgage servicing asset valuation allowance.

•	Credit costs remain elevated with provision for loan losses of $4.5 million and loss on real estate owned of $536,000.

•	Deferred tax asset valuation allowance of $1.9 million recognized in period.

•	Continued progress towards achieving regulatory targeted adversely classified assets ratio.

•	Bank capital ratios remain strong.

PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced a net loss of $3,709,928, or $0.14 basic and diluted loss per share for the quarter ended December 31, 2010.

The Company continued to experience an elevated level of mortgage lending activity during the quarter, as borrowers took advantage of the low mortgage interest rates during much of the period. This mortgage volume resulted in mortgage loan sale income of $2.5 million, which was a decrease of $1.2 million from the linked quarter of September 30, 2010, and an increase of $1.2 million over the prior year quarter. Offsetting the revenues associated with the elevated levels of refinance activity was an increase in the amortization of the mortgage servicing asset, resulting in a net servicing loss of $677,000 for the period, compared with a net servicing loss of $150,000 for the linked quarter and servicing income of $107,000 for the prior year quarter. The back-up in mortgage rates during the second half of the quarter resulted in a slow down of refinancing activities and corresponding prepayment speeds from the prior quarter and resulted in a partial recovery in the estimated fair value of certain tranches of the Company’s mortgage servicing rights, which had a valuation allowance of $1.2 million. The Company recognized a recovery of $719,000 during the period, leaving a valuation allowance of $465,000. The estimated value of the Company’s mortgage servicing rights portfolio, as a whole, continues to exceed its carrying value.

Robert J. King, Jr., President and Chief Executive Officer commented, “We are pleased with the level of mortgage lending activity for the quarter, which was primarily attributable to lower interest rates and our significant local presence.”

The Company continued to execute its turnaround strategy of reducing the risk profile of its balance sheet and to reposition the Company to return to its core profitability.

30000 AURORA ROAD, SOLON, OHIO 44139 • TEL: (440) 248-7171 • FAX: (440) 914-3658 • www.pvfsb.com

During the quarter, the Company made significant progress in reducing its level of nonperforming assets, the key element of this strategy. Nonperforming loans declined $12.9 million, or 18.1%, and was partially offset by a $1.9 million increase in other real estate owned, resulting in a net decrease of nonperforming assets of $11.0 million. The Company continued to reduce its level of classified assets to core capital plus general valuation allowance ratio to 73.4% at December 31, 2010, compared with 120.0% at December 31, 2009. The Company also reduced its level of classified assets plus special mention assets to core capital ratio plus general valuation allowance to 95.9%, compared with 130.5% a year ago.

During the current period, total assets declined $6.1 million, or 0.7%, while the loan portfolio shrunk $10.9 million, or 1.8%, as the Company reduces its problem loans and positions itself for growth and balance sheet transition during the second half of the year.

Mr. King added, “This is the most significant progress to date in our efforts to clean up the balance sheet and reduce our nonperforming assets. This success is critical to our goal of achieving full compliance with the regulatory orders entered into with the Office of Thrift Supervision.”

Net interest income for the period declined $169,000 and $35,000, as compared with the periods ending September 30, 2010 and December 31, 2009, respectively, due to the smaller balance sheet. The Company continues to maintain a relatively high level of liquidity as part of its turnaround strategy and positioning for balance diversification. The net interest margin was 2.56% for the period and was lower than the 2.62% reported for the linked period and higher than the 2.49% for the year ago period.

The provision for loan losses totaled $4.5 million, reflecting the continued difficult economic operating environment, along with costs associated with problem asset disposition during the quarter. The provision for loan losses totaled $2.8 million in the previous period and $2.3 million in the prior year period.

The allowance for loan losses at December 31, 2010 was $31.5 million, or 5.3%, of total loans outstanding. This compares to $32.6 million and 5.4%, respectively, for the prior period and $29.9 million and 4.6%, respectively, for the prior year period. The allowance’s coverage of nonperforming loans improved significantly during the quarter to 54.1% at December 31, 2010, compared with 45.9% and 40.8% at September 30, 2010 and December 31, 2009, respectively.

The Company recognized a valuation allowance on its deferred tax asset in the amount of $1.9 million, as a result of its net operating losses.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

# # #

30000 AURORA ROAD, SOLON, OHIO 44139 • TEL: (440) 248-7171 • FAX: (440) 914-3658 • www.pvfsb.com

PVF CAPITAL CORP.

30000 Aurora Rd.

Solon, OH 44139

440-248-7171

SUMMARY OF FINANCIAL HIGHLIGHTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands)	December 31, 2010	June 30, 2010
ASSETS
Cash and cash equivalents	$130,961	$130,043
Securities	16,958	20,149
Loans receivable	561,676	587,406
Loans receivable held for sale	11,278	8,718
Mortgage-backed securities	43,022	47,146
Other assets	66,742	66,123

Total Assets	$830,637	$859,585

LIABILITIES
Deposits	$628,995	$667,546
Borrowed money	86,206	86,259
Other liabilities	37,782	22,537

Total Liabilities	752,983	776,342

Total Stockholders' Equity	77,654	83,243

Total Liabilities and Stockholders' Equity	$830,637	$859,585

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands except per share data)	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Loans	$7,656	$9,139	$15,788	$18,296
Mortgage-backed securities	466	694	928	1,357
Investments	236	180	495	357

Interest income	8,358	10,013	17,211	20,010

Deposits	2,347	3,764	5,013	8,122
Borrowings	904	1,107	1,815	2,269

Interest expense	3,251	4,871	6,828	10,391

Net interest income	5,107	5,142	10,383	9,619

Provision for loan losses	4,500	2,250	7,300	4,010

Net interest income after provision for loan losses	607	2,892	3,083	5,609

Mortgage-banking activities	2,560	1,451	4,974	2,506
Impairment of securities	0	0	0	0
Gain on cancellation of subordinated debt	0	0	0	8,561
Gain (loss) on real estate owned	(536)	(571)	(948)	(661)
Gain on the sale of securities	0	0	0	0
Increase in cash surrender value of bank owned life insurance	68	78	143	98
Other, net	518	371	929	689

Total noninterest income	2,610	1,329	5,098	11,193

Compensation and benefits	2,450	2,372	4,887	4,614
Office occupancy and equipment	654	647	1,361	1,325
Federal deposit insurance premium	621	738	1,227	1,304
Outside services	711	493	1,262	1,345
Real estate owned expense	623	666	1,359	1,448
Other	915	1,111	1,806	2,227

Total noninterest expense	5,974	6,027	11,902	12,263

Income (loss) before federal income tax provision	(2,757)	(1,806)	(3,721)	4,539

Federal income tax provision (benefit)	953	(525)	607	1,620

Net income (loss)	($3,710)	($1,281)	($4,328)	$2,919

Basic earnings (loss) per share	($0.14)	($0.16)	($0.17)	$0.37

Diluted earnings (loss) per share	($0.14)	($0.16)	($0.17)	$0.37

PVF CAPITAL CORP.

FINANCIAL HIGHLIGHTS

		At or for the three months ended
(dollars in thousands except per share data)	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Balance Sheet Data:
Total assets	$830,637	$836,746	$859,585	$889,184	$869,297
Loans receivable	593,169	604,038	618,925	636,243	656,351
Allowance for loan losses	31,493	32,629	31,519	30,272	29,913
Loans receivable held for sale, net	11,278	15,151	8,718	9,017	7,181
Mortgage-backed securities available for sale	43,022	41,772	47,146	52,217	57,433
Cash and cash equivalents	130,961	130,706	130,043	137,369	42,662
Securities held to maturity	—	—	—	5,000	55,000
Securities available for sale	16,958	15,112	20,149	9,978	87
Deposits	628,995	644,635	667,546	689,562	682,891
Borrowings	86,206	86,233	86,259	86,286	96,313
Stockholders’ equity	77,654	82,233	83,243	85,304	53,578
Nonperforming loans	58,216	71,100	69,090	69,983	73,343
Other nonperforming assets	8,764	6,891	8,174	10,991	12,090
Tangible common equity ratio	9.35%	9.83%	9.68%	9.59%	6.16%
Book value per share	$3.03	$3.21	$3.25	$3.36	$6.71
Common shares outstanding at period end	25,669,718	25,642,218	25,642,218	25,402,218	7,979,120

Operating Data:
Interest income	$8,358	$8,853	$9,177	$9,380	$10,013
Interest expense	3,251	3,577	3,907	4,248	4,871

Net interest income before provision for loan losses	5,107	5,276	5,270	5,132	5,142
Provision for loan losses	4,500	2,800	3,918	7,000	2,250

Net interest income after provision for loan losses	607	2,476	1,352	(1,868)	2,892
Noninterest income	2,610	2,488	388	9,955 (1)	1,329
Noninterest expense	5,974	5,928	6,069	6,124	6,027

Income (loss) before federal income taxes	(2,757)	(964)	(4,329)	1,963	(1,806)
Federal income tax expense (benefit)	953	(346)	(1,582)	694	(525)

Net income (loss)	$(3,710)	$(618)	$(2,747)	$1,269	$(1,281)

Basic earnings (loss) per share	$(0.14)	$(0.02)	$(0.11)	$0.14	$(0.16)
Diluted earnings (loss) per share	$(0.14)	$(0.02)	$(0.11)	$0.13	$(0.16)

(1) Includes $9.1 million gain related to exchange of PVF Capital Trust II trust preferred securities.

Performance Ratios:
Return on average assets	(1.78)	(0.29)	(1.24)	(0.58)	(0.58)
Return on average equity	(18.56)	(2.97)	(12.96)	7.27	(9.45)
Net interest margin	2.56	2.62	2.55	2.55	2.49
Interest rate spread	2.41	2.48	2.44	2.48	2.38
Efficiency ratio	79.29	63.33	87.17	97.83	85.59
Stockholders’ equity to total assets (all tangible)	9.35	9.83	9.68	9.59	6.16

Asset Quality Ratios:
Nonperforming assets to total assets	8.06	9.32	8.99	9.11	9.83
Nonperforming loans to total loans	9.81	11.77	11.16	11.00	11.17
Allowance for loan losses to total loans	5.31	5.40	5.09	4.76	4.56
Allowance for loan losses to nonperforming loans	54.10	45.89	45.62	43.26	40.79
Net charge-offs to average loans, annualized	3.64	1.08	1.68	4.05	2.54

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.84	8.71	8.63	8.23	7.15
Ratio of tier one (core) capital to adjusted total assets	8.84	8.71	8.63	8.23	7.15
Ratio of tier one risk-based capital to risk-weighted assets	12.16	11.65	11.56	10.93	9.48
Ratio of total risk-based capital to risk-weighted assets	13.42	12.92	12.83	12.19	10.74